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EXHIBIT 99.3

CERTIFICATION OF NON-FOREIGN STATUS

FOR INDIVIDUAL PARTNERS

        Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee, Phosphate Resource Partners Limited Partnership (the "Partnership"), that withholding of tax is not required upon my disposition of a U.S. real property interest, I,                        , hereby certify the following:

  1.
  I am not a nonresident alien for purposes of U.S. income taxation;

  2.
  My U.S. taxpayer identification number (social security number) is                                    ; and

  3.
  My home address is                                                 .

        I understand that this certification may be disclosed to the Internal Revenue Service by the Partnership and that any false statement I have made here could be punished by fine, imprisonment, or both.

        Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete.

        Executed this      day of                  , 2004.

Signature:

Printed Name:

IMPORTANT TAX INFORMATION

        Please complete this certification, or the attached certification of non-foreign status for partners that are entities, as appropriate, to avoid federal income tax withholding under Section 1445 of the Internal Revenue Code on your amount realized in the disposition of a U.S. real property interest, including the IMC common stock (or the Mosaic common stock) and cash to be paid to you pursuant to the merger.

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CERTIFICATION OF NON-FOREIGN STATUS FOR INDIVIDUAL PARTNERS
IMPORTANT TAX INFORMATION